Exhibit 5.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

Four Times Square

New York, New York 10036-6522

November 8, 2007

The Nasdaq Stock Market, Inc.

One Liberty Plaza

New York, NY 10006

Re:	The Nasdaq Stock Market, Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to The Nasdaq Stock Market, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”), filed on January 30, 2006, by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), allowing for delayed offerings pursuant to Rule 415 under the Act. The Registration Statement includes a prospectus as supplemented by a prospectus supplement (the “Prospectus”) relating to the offering by Hellman & Friedman Capital Partners IV, L.P., H&F Executive Fund IV, L.P., H&F International Partners IV-A, L.P., H&F International Partners IV-B, L.P., Silver Lake Partners TSA, L.P., Silver Lake Investors, L.P., Silver Lake Partners II TSA, L.P., Silver Lake Technology Investors II, L.P, Integral Capital Partners VI, L.P. and VAB Investors, LLC (the “Selling Stockholders”) of an aggregate of up to 36,152,136 shares of the Company’s common stock (“Common Stock”), par value $.01 per share (the “Secondary Shares”). The Secondary Shares consist of up to 35,652,136, shares of Common Stock to be issued upon conversion of the Company’s 3.75% Convertible Notes due 2012 (the “Notes”) issued pursuant to the Indenture dated as of April 22, 2005, between the Company and Law Debenture Trust Company of New York (the “Indenture”) as supplemented by the First Supplemental Indenture, dated December 8, 2005 between the Company and Law Debenture Trust Company of New York (the “First Supplemental Indenture”) and the Second Supplemental Indenture, dated as of November 9, 2006 among the Company, The Nasdaq Stock Market, LLC and Law Debenture Trust Company of New York (the “Second Supplemental Indenture”) and exercise of the Company’s Series A Warrants and Series B Warrants (the “Warrants” and the “New Secondary Shares,”

November 8, 2007

respectively) and 500,000 shares of Common Stock held by certain of the Selling Stockholders (the “Existing Secondary Shares”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In rendering the opinions set forth herein, we have examined and relied on originals or copies of:

(i) the Registration Statement;

(ii) the Prospectus;

(iii) the Restated Certificate of Incorporation of the Company, as amended to the date hereof and as certified by the Secretary of State of the State of Delaware;

(iv) the By-laws of the Company, as currently in effect and as certified by the Secretary of the Company;

(v) certain resolutions of the Board of Directors of the Company relating to the issuance of the Secondary Shares and related matters;

(vi) stock certificate representing the Existing Secondary Shares;

(vii) the Indenture;

(viii) the First Supplemental Indenture;

(ix) the Second Supplemental Indenture;

(x) the Warrants;

(xi) the Notes; and

(xii) a specimen common stock certificate representing the Common Stock.

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder

November 8, 2007

and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. In rendering the opinion set forth below, we have assumed that the Company has received the entire amount of the consideration contemplated by the resolutions of the Board of Directors of the Company authorizing the issuance of the Secondary Shares and that the stock certificates evidencing the New Secondary Shares will conform to the specimen stock certificate examined by us and will be duly executed and delivered. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

The Secondary Shares may be offered and sold by the Selling Stockholders from time to time on a delayed or continuous basis, and this opinion is limited to the laws as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon and subject to the foregoing and to the other qualifications and limitations set forth herein, we are of the opinion that (i) the Existing Secondary Shares have been duly authorized and validly issued, and are fully paid and nonassessable and (ii) the New Secondary Shares have been duly authorized, and when issued and delivered upon conversion of the Notes or the exercise of the Warrants, as applicable, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

3